Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-284648) on Form S-1, the Registration Statements (Nos. 333-268761 and 333-276301) on Form S-3, and the Registration Statements (Nos. 333-161175, 333-279892, and 333-284854) on Form S-8 of Altisource Portfolio Solutions S.A. of our report dated March 31, 2025, relating to the consolidated financial statements of Altisource Portfolio Solutions S.A., appearing in this Annual Report on Form 10-K of Altisource Portfolio Solutions S.A. for the year ended December 31, 2024.

/s/ RSM US LLP

Jacksonville, Florida
March 31, 2025